Clifton Savings Bancorp, Inc. Announces
1st Quarter Results

Clifton, New Jersey – August 3, 2011 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three months ended June 30, 2011.  Net income was $1.79 million for the three months ended June 30, 2011, a decrease of $379,000, or 17.5%, as compared to $2.17 million for the three months ended June 30, 2010. Net income decreased for the three months ended June 30, 2011 primarily as a result of increases of $519,000, or 15.5%, in noninterest expenses, and $60,000 in provision for loan losses, partially offset by a decrease of $212,000, or 17.6% in income taxes. Both basic and diluted earnings per common share were $0.07 for the three months ended June 30, 2011, a decrease of $0.01, or 12.5%, as compared to $0.08 for the three months ended June 30, 2010.  Cash dividends paid or declared per common share were $0.12 for the three months ended June 30, 2011 an increase of $0.06, or 100.0%, as compared to cash dividends paid of $0.06 for the three months ended June 30, 2010. The Company declared the first quarter 2011 dividend on April 27, 2011 which was paid on May 27, 2011 and also declared the second quarter 2011 dividend on June 15, 2011, which was paid on July 15, 2011.

Net interest income decreased $6,000, or 0.1%, for the three months ended June 30, 2011, to $6.44 million as compared to $6.45 million for three months ended June 30, 2010, reflecting a decrease of $2.6 million in average net interest-earning assets coupled with a 7 basis point decrease in the net interest margin. Average interest-earning assets increased $29.5 million, or 2.9%, during the three months ended June 30, 2011, which consisted of increases of $67.9 million in investment securities and $11.8 million in other interest-earning assets, partially offset by decreases of $17.2 million in mortgage-backed securities and $33.0 million in loans. The average balance of investment securities increased primarily due to the redeployment of funds resulting from growth in deposits into these types of assets. The Company’s investments consist of only U.S. government-sponsored or guaranteed enterprises. Other interest-earning assets increased as the balance of interest-bearing deposits increased as some funds received from called investment securities during the end of the quarter had not yet been redeployed into higher yielding assets.  Mortgage-backed securities decreased as normal monthly repayments were well in excess of purchases of these types of securities.  Loans decreased as repayment levels were well in excess of origination volume as demand for loan products remains low. Average interest-bearing liabilities increased $32.0 million, or 3.6%, during the three months ended June 30, 2011, as a result of an increase of $60.2 million in interest-bearing deposits, as the Bank continued to offer competitive rates on its deposit products, partially offset by a decrease of $28.1 million in borrowings.  Net interest margin decreased to 2.46% for the quarter ended June 30, 2011 from 2.53% for the quarter ended June 30, 2010.  The net interest rate spread decreased 1 basis point to 2.25% for the quarter ended June 30, 2011, as the 43 basis point decrease to 4.07% in the average yield earned on interest-earning assets was mostly offset by the 42 basis point decrease to 1.82% in the average rate paid on interest-bearing liabilities.

           The provision for loan losses was $60,000 during the three months ended June 30, 2011, as compared to no provision being recorded during the three months ended June 30, 2010. There were no charge-offs recorded during the quarters ended June 30, 2011 and June 30, 2010. Non-performing loans decreased $228,000, or 7.1%, from $3.2 million at March 31, 2011 to $3.0 million at June 30, 2011, and increased $416,000, or 16.2%, from $2.6 million at June 30, 2010. At June 30, 2011, non-performing loans consisted of thirteen loans secured by one- to four-family residential real estate and two loans secured by commercial real estate. At March 31, 2011, non-performing loans consisted of fourteen loans secured by one- to four-family residential real estate and two loans secured by commercial real estate.  At June 30, 2010, non-performing loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling. The percentage of non-performing loans to total loans decreased from 0.72% at March 31, 2011 to 0.68% at June 30, 2011, but increased 14 basis points compared to 0.54% at June 30, 2010. The provision for loan losses increased for the three months ended June 30, 2011 as a result of management’s qualitative analysis of the allowance, which includes the evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance.  Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of June 30, 2011.

           Non-interest expense increased $519,000, or 15.5%, to $3.86 million for the three months ended June 30, 2011 as compared to $3.35 million for the three months ended June 30, 2010. The increase was primarily the result of increases of $353,000 or 1,038.2%, in legal expenses, and $208,000, or 47.4%, in other expenses partially offset by a $68,000, or 31.6%, decrease in federal deposit insurance premiums. The increase in legal expenses was primarily due to the expensing of legal fees totaling $302,000 as a result of the withdrawal of the Bank’s second-step conversion application and the postponement of the Company’s related stock offering which was announced in June 2011. The increase in other expenses was due to the accounting, consulting, and regulatory application fee costs of $205,000 expensed as a result of the withdrawal of the second-step conversion application. The decrease in federal deposit insurance premiums is primarily due to a change in the assessment base for institutions. The Federal Deposit Insurance Corporation adopted a final rule which became effective April 1, 2011 which changes the assessment base used to calculate the premium to average consolidated assets minus average tangible equity, rather than the balance of deposits.

         Income taxes decreased $212,000, or 17.6%, to $991,000 for the three months ended June 30, 2011, as compared to $1.20 million for the three months ended June 30, 2010. The decrease in income taxes was the result of lower pre-tax income, coupled with a slight decrease in the effective income tax rate which was 35.6% in the 2011 period compared with 35.7% for the 2010 period.

         The Company’s total assets increased $12.2 million, or 1.1%, to $1.13 billion at June 30, 2011, from $1.12 billion at March 31, 2011.  Net loans decreased $3.5 million, or 0.8%, to $438.2 million at June 30, 2011 from $441.7 million at March 31, 2011. Securities, including both available for sale and held to maturity issues, decreased $1.1 million, or 0.2%, to $570.0 million at June 30, 2011, from $571.1 million at March 31, 2011. Cash and cash equivalents increased $17.5 million, or 30.1%, to $75.6 million at June 30, 2011 from $58.1 million at March 31, 2011, as some funds received from investment securities called during the end of the quarter had not yet been redeployed into higher yielding assets.

            Total liabilities increased $11.0 million, or 1.2%, to $953.7 million at June 30, 2011 from $942.7 million at March 31, 2011.  Deposits increased $3.2 million, or 0.4%, from $837.4 million at March 31, 2011 to $840.6 million at June 30, 2011. Borrowed funds decreased $1.94 million, or 2.0%, to $93.73 million at June 30, 2011 as compared to $95.67 million at March 31, 2011. During the three months ended June 30, 2011, $1.9 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of June 30, 2011 was 3.82%.

            Total stockholders’ equity increased $1.1 million, or 0.6%, to $181.1 million at June 30, 2011 from $180.0 million at March 31, 2011. The increase resulted primarily from net income of $1.79 million, employee stock ownership plan shares committed to be released of $201,000, and $63,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, and a net increase in unrealized gains, net of income taxes of $147,000, on the available for sale securities portfolios, partially offset by cash dividends declared of $1.1 million. At June 30, 2011, there were 26,138,138 shares of Company common stock outstanding.

            John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to report the following highlights of our operations for our first quarter ended June 30, 2011 over the corresponding period in 2010:

▪	an increase of $29.5 million, or 2.9% in average interest-earnings assets;
▪	an increase of $50.7 million, or 9.7% in the average balance of the securities portfolio;
▪	an increase of $60.2 million, or 7.8% in average interest-bearing deposits; and
▪	an increase of $41.5 million, or 3.7% in average total assets.
For the quarter ended June 30, 2011, we are also pleased to report the following positive results:

▪	no charge-offs were recorded; and
▪	non-performing loans decreased by $228,000, or 7.1% from $3.2 million at March 31, 2011 to $3.0 million at June 30, 2011. ”
            The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey.   The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At June 30,	At March 31,
	2011	2011
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,134,787	$1,122,633
Loans receivable, net	438,174	441,746
Cash and cash equivalents	75,639	58,069
Securities	569,977	571,059
Deposits	840,560	837,385
FHLB advances	93,726	95,668
Total stockholders' equity	181,116	179,966

	Three Months
	Ended June 30,
	2011	2010
	(Dollars in thousands)
Operating Data:
Interest income	$10,652	$11,454
Interest expense	4,213	5,009
Net interest income	6,439	6,445
Provision for loan losses	60	-
Net interest income after
provision for loan losses	6,379	6,445
Noninterest income	267	273
Noninterest expense	3,864	3,345
Income before income taxes	2,782	3,373
Income taxes	991	1,203
Net income	$1,791	$2,170
Basic and diluted earnings per share	$0.07	$0.08

At or For the Three
Months Ended
June 30,
2011	2010

Performance Ratios (1):
Return on average assets	0.64%	0.80%
Return on average equity	3.97%	4.93%
Interest rate spread (2)	2.25%	2.26%
Net interest margin (3)	2.46%	2.53%
Noninterest expense to average assets	1.37%	1.23%
Efficiency ratio (4)	57.62%	49.79%

Average interest-earning assets to average interest-bearing liabilities	1.13	x	1.14	x
Average equity to average assets	16.03%	16.21%
Basic and diluted earnings per share	$0.07	$0.08
Dividends per share (5)	$0.12	$0.06
Dividend payout ratio (5)	58.74%	24.70%

Capital Ratios (6):
Core (tier 1) capital	14.17%	14.09%
Tier 1 risk-based capital	41.80%	40.34%
Total risk-based capital	42.31%	40.87%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.44%	0.43%
Allowance for loan losses as a percent of nonperforming loans	65.06%	79.89%
Net charge-offs to average outstanding loans during the period	0.00%	0.00%
Nonperforming loans as a percent of total gross loans	0.68%	0.54%
Nonperforming assets as a percent of total assets	0.26%	0.23%

Other Data:
Number of:
Real estate loans outstanding	2,230	2,358
Deposit accounts	33,235	33,983
Full service customer service facilities	12	12

________________________________
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6) Bank only.